                                      EXHIBIT 12


                          PETRO STOPPING CENTERS, L.P.
              Statement Regarding Computation of Ratios of Earnings
                                to Fixed Charges
                                 (in thousands)


                                                  Twelve
                                               Months Ended       Year Ended       Year Ended        Year Ended
                                               December 31,      December 31,     December 30,      December 29,
                                                    1992              1993             1994              1995
                                              ---------------   ---------------  ---------------   ---------------
Net income (loss)                              $   (1,871)      $    5,817        $    5,038          $    3,775
Fixed charges:
  Interest expense, net                            18,845           15,515            18,711              21,098
  Interest portion of rental expense(1)               680              800               789                 661

     Total fixed charges                           19,525           16,315            19,500              21,759

Add:  Extraordinary item                               --               --             5,250                  --

     Adjusted income before fixed charges
       and extraordinary item                  $   17,654       $   22,132        $   29,788          $   25,534
                                               ==========       ==========        ==========          ==========

Ratio of earnings to fixed charges(2)                  --             1.36              1.53                1.17
                                               ==========       ==========        ==========          ==========
                                                                  Year Ended          Three            Three
                                                Year Ended       December 31,     Months Ended      Months Ended
                                               December 31,          1996           March 31,      March 31, 1997
                                                    1996          Pro Forma            1997           Pro Forma
                                              ---------------   ---------------  ---------------   ---------------
Net income (loss)                              $   (8,760)      $   (7,596)       $  (14,135)         $  (14,004)
Fixed charges:
  Interest expense, net                            21,263           20,099             5,070               4,939
  Interest portion of rental expense(1)               734              734               185                 185

     Total fixed charges                           21,997           20,833             5,255               5,124

Add:  Extraordinary item                               --               --            12,745              12,745

     Adjusted income before fixed charges
       and extraordinary item                  $   13,237       $   13,237        $    3,865          $    3,865
                                               ==========       ==========        ==========          ==========

Ratio of earnings to fixed charges(2)                  --               --                --                  --
                                               ==========       ==========        ==========          ==========

(1) Represents the portion of rental expense deemed representative of the interest factor (deemed to be one-third of minimum operating lease payments).

(2) Earnings were not sufficient to cover fixed charges by $1,871, $8,760 and $1,390 for the twelve months ended December 31, 1992, the year ended December 31, 1996 and the three months ended March 31, 1997, respectively. On a pro forma basis, earnings were not sufficient to cover fixed charges by $7,596 for the year ended December 31, 1996 and $1,259 for the three months ended March 31, 1997.